UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Newmont Mining Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following language appeared as “Item 8.01. Other Events.” on Newmont Mining Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2019:

Transaction Litigation

On March 29, 2019, Newmont Mining Corporation (“Newmont” or the “Company”) entered into a memorandum of understanding with the plaintiff to resolve a class-action lawsuit captioned Laidlaw v. Boyce, et al., Case No. 2019CV30569 (Colo. Dist. Ct., Arapahoe Cty.) (the “Matter”). The Matter was filed in the District Court of the State of Colorado, Arapahoe County, concerning the business combination transaction whereby Newmont Mining Corporation (“Newmont” or the “Company”) will acquire all of the issued and outstanding common shares of Goldcorp Inc. (“Goldcorp”) and Goldcorp will become a wholly-owned subsidiary of Newmont (the “proposed Newmont Goldcorp transaction”).  The Matter was filed on behalf of a purported stockholder of Newmont (the “plaintiff”).  The complaint names Newmont and the individual members of Newmont’s board of directors as defendants (collectively, the “defendants”).  The Matter alleges, among other things, that the defendants failed to make adequate disclosures in Newmont’s preliminary proxy statement filed with the U.S. Securities and Exchange Commission (“SEC”) on February 22, 2019, relating to the proposed Newmont Goldcorp transaction.  The defendants believe that the allegations in the complaint are without merit.

In connection with the resolution of the Matter, Newmont will make the amended and supplemental disclosures set forth below (the “Amended and Supplemental Disclosures”) to Newmont’s definitive proxy statement filed with the SEC on March 11, 2019, relating to the proposed Newmont Goldcorp transaction (the “Proxy Statement”).  The plaintiff has agreed to voluntarily discontinue with prejudice his individual claims in the Matter, and discontinue without prejudice the claims asserted on behalf of a purported class of Newmont’s stockholders.

While the defendants believe that the disclosures set forth in the Proxy Statement comply fully with applicable law, to avoid the risk that the Matter may delay or otherwise adversely affect the consummation of the proposed Newmont Goldcorp transaction, to minimize the expense of defending such action and to provide additional information to Newmont’s stockholders, Newmont will make these Amended and Supplemental Disclosures.  Nothing in the Amended and Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein or in the Proxy Statement.  To the contrary, the defendants deny all allegations in the Matter that any additional disclosure was or is required.

SUPPLEMENT TO THE PROXY STATEMENT

The Company has agreed to make these supplemental disclosures to the Proxy Statement.  This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety.  Defined terms used but not defined below have the meanings set forth in the Proxy Statement. All page references in the information below are to pages in the Proxy Statement. Paragraph references used herein refer to the Proxy Statement before any additions or deletions resulting from the supplemental disclosures.  The information contained herein speaks only as of April 1, 2019 unless the information indicates another date applies.

1.     The section of the Proxy Statement entitled “THE ARRANGEMENT—Newmont’s Reasons for the Arrangement” is hereby supplemented as follows:

The second-to-last bullet on page 75 is amended and restated in its entirety to read as follows:

•      Synergies and full potential continuous improvement program.  The arrangement is expected to begin delivering a combined $365 million in expected (x) annual pre-tax synergies, (y) supply chain efficiencies and (z) full potential improvements representing the opportunity to create $4.4 billion in net present value (pre-tax). The annual pre-tax synergies are expected to be comprised of up to $85 million from general and administrative expenses (G&A) and up to $15 million from supply chain savings. The Company expects to begin implementing the strategies necessary to realize the synergies following the closing of the arrangement, which is expected to occur during the second quarter of 2019.

2.     The section of the Proxy Statement entitled “OPINIONS OF NEWMONT’S FINANCIAL ADVISORS TO THE NEWMONT BOARD OF DIRECTORS—Opinion of BMO Capital Markets Corp. to the Newmont Board of Directors—Certain Informational Factors” is hereby supplemented as follows:

The first full bullet on page 87 is amended and restated in its entirety to read as follows:

•      undiscounted publicly available equity research analysts’ stock price targets for Newmont common stock and Goldcorp common shares as detailed in the below table, which indicated a target price range for Newmont common stock of $30.00 to $49.00 per share, as compared to the closing price per share of Newmont common stock on January 11, 2019 of $34.88, and a target price range for Goldcorp common shares of $8.50 to $17.50 per share, as compared to the implied consideration of $11.46;”

Goldcorp’s Stock Price Targets

Broker	Date	Target Price
TD Securities	10-Jan-19	$17.50
Credit Suisse	18-Dec-18	$16.50
J.P. Morgan	29-Oct-18	$16.00
Morningstar	25-Oct-18	$16.00
RBC Capital Markets	12-Dec-18	$15.00
National Bank Financial	16-Dec-18	$14.96
Canaccord Genuity	07-Jan-19	$14.67
Raymond James	23-Nov-18	$14.00
Deutsche Bank	19-Nov-18	$14.00
Barclays	13-Nov-18	$14.00
Cormark	07-Jan-19	$13.92
Eight Capital	29-Oct-18	$13.72
Desjardins	07-Jan-19	$13.54
GMP Securities	05-Nov-18	$13.27
Redacted	02-Jan-19	$13.00
Scotiabank	03-Dec-18	$13.00
CIBC World Markets	11-Jan-19	$12.50
Vertical Research	09-Jan-19	$12.00
HSBC	15-Nov-18	$11.60
Macquarie	07-Jan-19	$11.29
Jefferies	12-Dec-18	$9.00
Renaissance Research	17-Dec-18	$8.50

Newmont’s Stock Price Targets

Broker	Date	Target Price
Scotiabank	11-Dec-18	$49.00
CIBC World Markets	11-Jan-19	$48.00
Credit Suisse	18-Dec-18	$46.00
Raymond James	07-Dec-18	$46.00
Vertical Research	09-Jan-19	$45.00
Redacted	02-Jan-19	$42.00
RBC Capital Markets	12-Dec-18	$41.00
Argus Research	07-Jan-19	$40.00
JP. Morgan	10-Dec-18	$40.00
TD Securities	07-Dec-18	$38.00
Canaccord Genuity	04-Jan-19	$37.00
Morgan Stanley	12-Dec-18	$37.00
Deutsche Bank	06-Dec-18	$36.00
Barclays	06-Dec-18	$35.00
Morningstar	25-Oct-18	$34.00
Jefferies	12-Dec-18	$33.00
Renaissance Research	17-Dec-18	$30.00

3.     The section of the Proxy Statement entitled “OPINIONS OF NEWMONT’S FINANCIAL ADVISORS TO THE NEWMONT BOARD OF DIRECTORS—Opinion of Goldman Sachs & Co. LLC to the Newmont Board of Directors—Analysis of Implied Premia and Multiples” is hereby supplemented as follows:

The fourth and fifth bullets on page 100 of the Proxy Statement are amended and restated to read as follows:

•      “the $11.46 implied value of the Consideration per Goldcorp Share as a multiple of the net asset value per share for Goldcorp (which is referred to in this section as “P/NAV”), calculated using the illustrative net asset value per Goldcorp Share implied in the Illustrative Net Asset Value Analysis described below (using a discount rate of 5%, reflecting the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values), and using the median net asset value estimate for Goldcorp published in available broker research as detailed in the below table;

•      the $11.46 implied value of the Consideration per Goldcorp Share as a multiple of the estimated cash flow per share (which is referred to in this section as “P/CFPS”) for the calendar years 2019 and 2020, calculated using the cash flow per share estimates for Goldcorp for such years in the Forecasts, and using the median cash flow per share estimates for Goldcorp from available broker research as of January 11, 2019 as detailed in the below table; and”

Goldcorp Research Analyst Views

Broker	Date	NAV Per Share	CFPS 2019E	CFPS 2020E
Barclays	14-Nov-18	$10.02	$1.93	$2.21
BMO Capital Markets	7-Jan-19	$10.57	$1.83	$1.86
Canaccord Adams	31-Dec-18	$13.46	$1.69	$1.82
CIBC World Markets	17-Dec-18	$7.43	$1.98	$2.16
Citi	24-Oct-18	$11.96	$1.29	$1.66
Cormark	18-Dec-18	$9.86	$1.90	—
Credit Suisse	4-Jan-19	$9.28	$1.73	$2.07
Desjardins Securities	29-Dec-18	$8.42	$1.56	—
Eight Capital (Ex-Dundee)	27-Nov-18	$8.64	$1.95	$2.34
GMP	5-Nov-18	$9.79	$1.55	$1.92
Macquarie	6-Jan-19	$8.44	$1.61	$2.14
National Bank Financial	31-Dec-18	$10.91	$2.13	—
Raymond James	25-Oct-18	$11.22	$1.60	$1.76
RBC Capital Markets	17-Dec-18	$8.21	$2.05	$2.20
Scotia Capital	2-Jan-19	$12.95	$1.98	$2.30
TD Securities	26-Nov-18	$10.42	$1.89	—
UBS	4-Jan-19	$12.74	$1.83	$2.00
Median		$10.02	$1.83	$2.07

Newmont Research Analyst Views

Broker	Date	NAV Per Share	CFPS 2019E	CFPS 2020E
Barclays	14-Nov-18	$22.82	$3.88	$3.83
BMO Capital Markets	7-Jan-19	$17.80	$4.36	$4.35
Canaccord Genuity	12-Dec-18	$31.84	$3.58	$3.61
CIBC World Markets	17-Dec-18	$20.53	$4.05	$3.78
Credit Suisse	4-Jan-19	$26.75	$3.86	$3.82
Deutsche Bank	6-Dec-18	$35.80	$3.30	$3.55
Morgan Stanley	7-Nov-18	$35.89	$3.68	$4.63
Raymond James	6-Dec-18	$23.67	$3.87	—
RBC Capital Markets	17-Dec-18	$19.89	$4.44	$4.30
Scotia Capital	2-Jan-19	$29.25	$3.88	$3.48
TD Securities	7-Dec-18	$18.70	$3.50	—
Median		$23.67	$3.87	$3.82

4.     The section of the Proxy Statement entitled “The Arrangement—Board of Directors Following the Arrangement” is hereby supplemented as follows:

The first paragraph of this section on page 111 of the Proxy Statement is amended to insert the following as a new third sentence, following the sentence beginning “Noreen Doyle . . .”:

Currently, the parties expect that Mr. Goldberg will not continue to serve as a director of the Company following his retirement as CEO.

***

Board Appointments Expected in Connection with the Proposed Newmont Goldcorp Transaction

Unrelated to the Matter, as previously disclosed, certain changes to the directors of Newmont are expected in connection with proposed Newmont Goldcorp transaction, as agreed in the publicly announced arrangement agreement entered into by Newmont and Goldcorp on January 14, 2019, which was subsequently amended on February 19, 2019 (as amended, the “arrangement agreement”).

The directors of the combined company are currently expected to include Noreen Doyle, Gregory Boyce, Bruce Brook, J. Kofi Bucknor, Gary Goldberg, Veronica Hagen, Sheri Hickok, René Médori, Jane Nelson and Julio Quintana from the current Newmont board of directors and Clement Pelletier, Cristina Bitar, Beverley A. Briscoe, Matthew Coon Come and Charles R. Sartain from the current Goldcorp board of directors.  As disclosed on the Current Report on Form 8-K filed with the SEC on March 14, 2019, Mr. Ian Telfer, the chair of the board of directors of Goldcorp informed Newmont that he will not be joining the Newmont Goldcorp board of directors and accordingly, Goldcorp has agreed to waive Section 2.17(b) of the arrangement agreement.

The foregoing updates and supersedes Newmont’s previous disclosure in the Proxy Statement.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this Current Report on Form 8-K may include, without limitation: (i) statements relating to the proposed Newmont Goldcorp transaction and the expected terms, timing and closing of the proposed Newmont Goldcorp transaction, including receipt of required approvals and satisfaction of other customary closing conditions and expected changes among and appointments to the executive leadership team; (ii) estimates of future production and sales, including expected annual production range; (iii) estimates of future costs applicable to sales and all-in sustaining costs; (iv) expectations regarding accretion; (v) estimates of future capital expenditures; (vi) estimates of future cost reductions, efficiencies and synergies, including, without limitation, G&A savings, supply chain efficiencies, full potential improvement, integration opportunities and other improvements and savings; (vii) expectations regarding future exploration and the development, growth and potential of Newmont’s and Goldcorp’s operations, project pipeline and investments, including, without limitation, project returns, expected average IRR, schedule, decision dates, mine life, commercial start, first production, capital average production, average costs and upside potential; (viii) expectations regarding future investments or divestitures; (ix) expectations of future dividends and returns to stockholders; (x) expectations of future free cash flow generation, liquidity, balance sheet strength and credit ratings; (xi) expectations of future equity and enterprise value; (xii) expectations of future plans and benefits; (xiii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and resources, grade and recoveries; and (xiv) estimates of future closure costs and liabilities. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of Newmont’s and Goldcorp’s operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont and Goldcorp operate being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar or the Canadian dollar to the U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Risks relating to forward-looking statements in regard to the Newmont’s and Goldcorp’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, operational risks, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political risk, community relations, conflict resolution governmental regulation and judicial outcomes and other risks. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Newmont’s and Goldcorp’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed Newmont Goldcorp transaction; the risk associated with Newmont’s and Goldcorp’s ability to obtain the approval of the proposed Newmont Goldcorp transaction by their stockholders required to consummate the proposed Newmont Goldcorp transaction and the timing of the closing of the proposed Newmont Goldcorp transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed Newmont Goldcorp transaction is not obtained or is obtained subject to conditions that are not anticipated; the outcome of any legal proceedings that may be instituted against the parties and others related to the arrangement agreement; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; potential volatility in the price of Newmont Common Stock due to the proposed Newmont Goldcorp transaction; the anticipated size of the markets and continued demand for Newmont’s and Goldcorp’s resources and the impact of competitive responses to the announcement of the transaction; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see Newmont’s 2018 Annual Report on Form 10-K, filed with the SEC as well as the Company’s other SEC filings, available on the SEC website or www.newmont.com, Goldcorp’s most recent annual information form as well as Goldcorp’s other filings made with Canadian securities regulatory authorities and available on SEDAR, on the SEC website or www.goldcorp.com. Newmont is not affirming or adopting any statements or reports attributed to Goldcorp (including prior mineral reserve and resource declaration) in this Current Report on Form 8-K or made by Goldcorp outside of this Current Report on Form 8-K. Goldcorp is not affirming or adopting any statements or reports attributed to Newmont (including prior mineral reserve and resource declaration) in this Current Report on Form 8-K or made by Newmont outside of this Current Report on Form 8-K. Newmont and Goldcorp do not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this Current Report on Form 8-K, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Additional Information about the Proposed Newmont Goldcorp Transaction and Where to Find It

This Current Report on Form 8-K is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication is being made in respect of the proposed Newmont Goldcorp transaction involving the Company and Goldcorp pursuant to the terms of the arrangement agreement by and among the Company and Goldcorp and may be deemed to be soliciting material relating to the proposed Newmont Goldcorp transaction. In connection with the proposed Newmont Goldcorp transaction, the Company filed a proxy statement relating to a special meeting of its stockholders with the SEC on March 11, 2019 Additionally, the Company filed and will file other relevant materials in connection with the proposed Newmont Goldcorp transaction with the SEC. Security holders of the Company are urged to read the proxy statement regarding the proposed Newmont Goldcorp transaction and any other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the proposed Newmont Goldcorp transaction because they contained and will contain important information about the proposed Newmont Goldcorp transaction and the parties to the transaction. The definitive proxy statement was mailed to the Company’s stockholders on March 14, 2019. Stockholders of the Company are able to obtain a copy of the proxy statement, the filings with the SEC that have been and will be incorporated by reference into the proxy statement as well as other filings containing information about the proposed Newmont Goldcorp transaction and the parties to the transaction made by the Company with the SEC free of charge at the SEC’s website at www.sec.gov, on the Company’s website at www.newmont.com/investor-relations/default.aspx or by contacting the

Company’s Investor Relations department at jessica.largent@newmont.com or by calling 303-837-5484. Copies of the documents filed with the SEC by Goldcorp are available free of charge at the SEC’s website at www.sec.gov.

Participants in the Proposed Newmont Goldcorp Transaction Solicitation

The Company and its directors, its executive officers, members of its management, its employees and other persons, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed Newmont Goldcorp transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s 2018 Annual Report on Form 10-K filed with the SEC on February 21, 2019, its proxy statement relating to its 2018 Annual Meeting of Stockholders filed with the SEC on March 9, 2018 and other relevant materials filed with the SEC when they become available. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the proposed Newmont Goldcorp transaction are set forth in the proxy statement related to the proposed Newmont Goldcorp transaction filed with the SEC on March 11, 2019, and mailed to stockholders on March 14, 2019. Additional information concerning Goldcorp’ executive officers and directors is set forth in its 2018 Annual Report on Form 40-F filed with the SEC on March 28, 2019, its management information circular relating to its 2018 Annual Meeting of Stockholders filed with the SEC on March 16, 2018 and other relevant materials filed with the SEC when they become available.